ROCHELLE MCCULLOUGH, L.L.P.

ATTORNEYS
325 N. ST. PAUL STREET, SUITE 4500
DALLAS, TEXAS 75201

Michael R. Rochelle
buzz.rochelle@rhmlawyers.com

TELEPHONE: (214) 953-0182
FACSIMILE: (214) 953-0185

January 26, 2010

Joe B. Dorman, Esq.
Vice President and General Counsel
429 S. Memory Lane
Marshall, Texas 75672

Dear Mr. Dorman :

Rochelle McCullough (the "Firm") is pleased to represent North American Technologies Group, Inc., Tie Tek Technologies, Inc., and Tie Tek, LLC (the "Clients"), in the chapter 11 cases which they contemplate filing. The purpose of this letter is to set forth an agreement about the parameters of the Firm's representation of the Clients. You will deposit into our trust account a retainer check in the amount of $75,000.00. After the Firm receives the retainer from you and an executed copy of this retainer agreement, the Firm will complete its preparations for the chapter 11 filing which you have requested. Please note that the retainer is insufficient to carry the Firm the entire way through the projected chapter 11 case, and it may be necessary to request further retainer funds be paid prior to filing if suitable arrangements cannot be worked out with the secured creditor to provide for a carveout in the cash collateral order.

Attached to this letter is a schedule of the current normal hourly rates of its attorneys and support staff.

While we will exert our best professional efforts in representing you, the Firm cannot guarantee the outcome of any particular legal matter. Our goal is to perform timely, quality service and we look forward to an open, candid relationship. I will have primary responsibility for your representation, and will utilize other attorneys and other legal assistance in the office in the best exercise of my professional judgment. If, at any time, you have questions, concerns, or criticisms, please contact me at once.

The Firm takes into account many factors in billing for services rendered, and I will review all statements before they are issued to insure that the amount charged is appropriate. Each attorney and legal assistant assigned to this file will keep records of the time expended in this representation, including preparation and review of documents, correspondence, telephone and office conferences, legal research, and other time which, in our professional judgment, must be spent in the performance of our representation. This occasionally may include conferences with various attorneys within the Firm who have background, knowledge and experience in certain aspects of this representation.

Any and all costs expended which are necessary and proper shall be borne by the Clients and reimbursed to the Firm. Customary charges which may arise include long-distance telephone calls, out-of-town travel costs, messenger or other delivery fees, postage, facsimile charges, mileage, parking and other travel expenses, photocopying and other reproduction costs, charges for computer research time, and other similar items. These type of charges will appear on the monthly billing statement for your information and review. In addition, you are responsible for the direct payment of all third-party costs and expenses incurred by the Firm in connection with this representation, including, without limitation, court reporters, videographers, consultants, experts and investigators.

The Firm will submit invoices to you, as General Counsel, on a monthly basis which will include a detailed statement of services rendered and expenses incurred. Statements are due and payable upon receipt. Any statements not paid within thirty (30) days of the date of the statement will be past due and may necessitate the Firm's discontinuing work on pending matters until payment is received. Should you have questions or problems regarding the monthly statements, please immediately notify me so that we can address the problem. If we do not receive notice from you, the Firm will assume that the statement is correct as prepared.

The Firm at all times reserves the unqualified right to discontinue this representation in these matters if the Clients do not make payment of our fees as set forth herein, misrepresents or fails to disclose material facts to us or fails to follow our advice. In any of these the Clients agree to execute a substitution of counsel, if requested.

The Firm will retain all documents which Clients furnish to us in our client files for this matter. At the conclusion of this matter, it will be the Clients' obligation to advise us which, if any, of the documents in our file are to be returned. We may keep copies for our records to the extent we deem advisable. We will retain any remaining documents in our files for a limited period of time and ultimately will destroy them in accordance with our retention program then in effect. All of the Firm's work product is property of the Firm.

This engagement letter contains the entire agreement between Clients and the Firm. Please review this letter and, if the letter accurately reflects our agreement, please execute and return the original of this letter indicating your acceptance and agreement with the terms and conditions of our engagement. If you have any questions, please feel free to call me.

On a personal note, I am very pleased that you have selected our firm to represent you. I look forward to serving you, and we shall use our best efforts on your behalf.

Very truly yours,
ROCHELLE MCCULLOUGH, LLP

By: [signature]
Partner

Accepted and agreed to this _______ day of January, 2010

North American Technologies Group, Inc.
Tie Tek Technologies, Inc.
Tie Tek, LLC

By: **/s/ Joe B. Dorman**
Its _______________
Client

Rochelle McCullough, L.l.p.
Attorneys
325 N. St. Paul Street, Suite 4500
Dallas, Texas 75201

2010 Rates

Michael R. Rochelle	$550.00
Kevin D. McCullough	$450.00
Gregory H. Bevel	$450.00
Scott DeWolf	$350.00
Sean McCaffity	$350.00
Chris B. Harper	$500.00
Marshall Simmons	$500.00
Eric Van Horn	$220.00
Kerry Miller	$220.00
KateReid	$195.00
Paralegals	$140.00